EXHIBIT 23.7

CONSENT OF ADVANTAGE GEOSERVICES

In connection with the Contango Ore, Inc. Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 26, 2026 and any amendments or supplements and/or exhibits thereto (the “Arrangement Registration Statement”), the undersigned consents to the following:

i.

the filing and use of the technical report summary titled “SEC Technical Report Summary Initial Assessment of the Johnson Tract Polymetallic (Gold, Zinc, Copper, Silver, Lead) project, Alaska” (the “TRS”), with an effective date of May 12, 2025, as amended on January 12, 2026, as an exhibit to and referenced in the Arrangement Registration Statement;

ii.

the incorporation by reference of the TRS in the Registration Statements of Contango ORE, Inc. on Form S-3 (Nos. 333-280509 and 333-283285) and Form S-8 (Nos. 333-172448, 333-222117, 333-235865, 333-268379, and 333-275601) (the “Existing Registration Statements” and collectively with the Arrangement Registration Statement, the “Registration Statements”);

iii.

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and the Registration Statements; and

iv.

any extracts from or summaries of the TRS included or incorporated by reference in the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

Dated: March 26, 2026

By:	/s/ James Gray

Name:	James, Gray, P.GEO, Advantage Geoservices